Exhibit 27(d)(i)

Specimen Flexible Premium Variable

Life Insurance Policy

Transamerica Financial Life Insurance Company A STOCK COMPANY Home Office: 4 Manhattanville Road Purchase, NY 10577 Administrative Office: PO Box 5068 Clearwater, FL 33758-5068

IN THIS POLICY, the Primary Insured is named on the Policy Schedule page. Transamerica Financial Life Insurance Company will be referred to as WE, OUR or US.

IF THE PRIMARY INSURED DIES while this Policy is In Force, WE WILL PAY the Death Benefit Proceeds to the Beneficiary upon receipt of due proof of the Primary Insured’s death. THE AMOUNT OF THE DEATH BENEFIT PROCEEDS MAY BE VARIABLE OR FIXED UNDER SPECIFIED CONDITIONS AND MAY INCREASE OR DECREASE DEPENDING ON THE INVESTMENT EXPERIENCE OF THE SUBACCOUNTS IN THE SEPARATE ACCOUNT AND ON THE DEATH BENEFIT OPTION SELECTED. THE METHOD FOR DETERMINING THE AMOUNT OF THE DEATH BENEFIT IS DESCRIBED IN THE DEATH BENEFIT PROVISIONS. THE MINIMUM DEATH BENEFIT WILL BE AT LEAST EQUAL TO THE INITIAL SPECIFIED AMOUNT AT THE DATE OF ISSUE IF THERE HAVE BEEN NO POLICY DECREASES OR PARTIAL WITHDRAWALS AND THERE ARE NO OUTSTANDING POLICY LOANS.

POLICY VALUES MAY INCREASE OR DECREASE IN ACCORDANCE WITH THE EXPERIENCE OF THE SEPARATE ACCOUNT. SUBJECT TO ANY MINIMUM GUARANTEES, POLICY VALUES ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.

THE PROVISIONS on the following pages are part of this Policy. This Policy is a legal contract between the Owner and Us. If the Owner chooses to exercise any of the rights of this Policy, it may result in termination of the benefits provided under certain Riders. READ THE POLICY CAREFULLY.

IN WITNESS WHEREOF, We have signed this Policy at Our Home Office in Purchase, New York as of the Policy Date.

Vice President	President

RIGHT TO EXAMINE POLICY

The Owner may cancel this Policy by returning it to Us at our Administrative Office (PO Box 5068, Clearwater, FL 33758-5068) or to the representative through whom it was purchased, within 10 days of receipt. If the Policy is returned within this period, it will be void from the beginning and a refund will be made to the Owner. The refund will equal the total of all premiums paid for this Policy.

Flexible Premium Variable Life Insurance Policy

Death Benefit Proceeds Payable at Death of Primary Insured

Flexible Premiums Payable During Lifetime of Primary Insured

Non-Participating — No Dividends

Some Benefits Reflect Investment Results

THIS POLICY PROVIDES INSURANCE BEYOND AGE 100. THE INTERNAL REVENUE SERVICE HAS NOT ISSUED ANY OFFICIAL GUIDELINES REGARDING QUALIFICATION AS LIFE INSURANCE BEYOND AGE 100. CONSULT YOUR TAX ADVISOR REGARDING ANY POSSIBLE TAX CONSEQUENCES.

VL08NY

POLICY GUIDE

Policy Schedule	3
Definitions	5
Accounts	5
Amount at Risk	5
Administrative Office	5
Attained Age	5
Anniversary	5
Base Policy	5
Beneficiary	5
Cash Value	5
Death Benefit Proceeds	5
Fixed Account	5
Funds	5
Home Office	5
In Force	5
Initial Premium	5
Internal Revenue Code	6
Issue Age	6
Lapse	6
Minimum Monthly Guarantee Premium	6
Monthiversary	6
Monthly Deduction	6
Net Premium	6
Net Surrender Value	6
No-Lapse Date	6
Planned Premium	6
Policy Date	6
Qualified Additional Benefit	6
Reallocation Account	7
Reallocation Date	7
Record Date	7
Reinstatement	7
Rider	7
SEC	7
Separate Account	7
Subaccount	7
Surrender	7
Termination	7
Valuation Date	7
Valuation Period	7
Written Notice	7
General Provisions	8
The Policy	8
Ownership	8
Beneficiary	8
Assignment	9
Incontestability	9
Suicide	9
Issue Age and Sex	9
Annual Report	10
Termination	10
Policy Payment	10
Conversion Rights	10
Extended Term Insurance	10
Protection of Proceeds	11
Death Benefit Provisions	11
Death Benefit	11
Specified Amount	11
Option Type	12
Compliance with Federal Tax Code	12
Changes	12
Death Benefit Proceeds	13
Interest on Death Benefit Proceeds	13
Premium Provisions	13
Payment	13
Premiums	13
Grace Period	14
Changes to the Minimum Monthly Guarantee Premium	14
Reinstatement	15
Separate Account Provisions	15
The Separate Account	15
Subaccounts	15
Market Timing	16
Transfers	16
Changes	16
Unit Value	17
Fixed Account Provisions	18
Fixed Account	18
Fixed Account Interest Rate	18
Transfers	18
Policy Value Provisions	18
Net Premium	18
Allocation of Net Premiums	18
Monthly Deductions	19
Monthly Policy Charge	19
Monthly Cost of Insurance	19
Monthly Cost of Insurance Rates	20
Monthly Per Unit Charge	20
Subaccount Value	21
Fixed Account Value	21
Cash Value	21
Surrender	22
Net Surrender Value	22
Surrender Charge	22
Withdrawals	22
Continuation of Insurance	23
Insufficient Value	23
Basis of Computations	23
Policy Loans	23
Settlement Options	24
Effective Date and First Payment Due	24
Improvement of Monthly Annuity	24
Availability	24
Age	24
Proof of Age and Sex	24
Proof of Survival	24
Interest and Mortality	24
Table of Optional Methods of Settlement	26

VL08NY	Page 2

Transamerica Financial Life Insurance Company

Home Office: Purchase, New York

Policy Schedule

Policy Number:	30-SAMPLE
Primary Insured:	JOHN DOE
Issue Age And Sex:	35 - Male	Policy Date:	June 01, 2004
Specified Amount:	$50,000.00	Record Date:	June 01, 2004
Option Type:	A	No Lapse Date:	June 01, 2024
Planned Premium:	$500.00	Reallocation Date:	June 16, 2004
Payment Frequency:	Annually	Minimum Monthly
Initial Premium:	$500.00	Guarantee Premium	$35.58
Rate Class:	Non-Tobacco
Rate Band:	Band 1
Life Insurance Compliance Test:		[Guideline Premium Test]
Minimum Specified Amount: Band 1: $50,000.00		Band 2: $250,000.00	Band 3: $500,000.00

Separate Account Provisions
Separate Account:		[TFLIC Series Life Account]
Reallocation Account:		Fixed Account
Mortality and Expense Risk Charge:
Current:
Policy Years [1-10]:		[.75% (Annually)]
Policy Years [11-15]:		[.60% (Annually)]
Policy Years [16-20]:		[.30% (Annually)]
Policy Years [21+]:		[.00% (Annually)]
Guaranteed:		.90% (Annually)

Policy Value Provisions

Net Premium Factor Band	Policy Years	Percentage	Policy Years	Percentage
1	1-10	94.0%	11+	97.5%
2	1-10	97.0%	11+	97.5%
3	All Policy Years	100.0%

Monthly Policy Charge:
Current:
Policy Years [1-10]:	$[8.00]
Policy Years [11+]:	$[4.00]
Guaranteed:	$12.00

Monthly Per Unit Charge per $1000 of Specified Amount:
Current:
Policy Years [1-10]:	$[.08]
Policy Years [11-20]:	$[.00]
Guaranteed:
Policy Years 1-20:	$.08

Fixed Account Guaranteed Minimum Annual Interest Rate:	2.00%
Maximum Loan Interest Rate Charged:	3.00%
Current Loan Interest Rate Charged:	[2.75%]
Interest Rate Credited on Loaned Amount:	2.00%
Fixed Account Value Limit:	[$5,000.00-$250,000.00]

Additional amounts are not guaranteed. We have the right to change the amount of interest credited to the Policy and the amount of cost of insurance or other expenses deducted under the Policy. This may require more premium to be paid than was illustrated or the Cash Values may be less than those illustrated.

The Policy might not provide coverage to age 100 even if Planned Premiums are paid due to changes in the current interest rate credited, the investment performance of the Separate Account, changes in current expense loads or cost of insurance, loans, withdrawal activity or changes in the death benefit option.

Based on payment of the Minimum Monthly Guarantee Premium, an additional lump sum payment may be required to keep the Policy In Force after the No Lapse Date. The Owner should contact Us to obtain additional information.

VL08NY	Page 3

Transamerica Financial Life Insurance Company

Home Office: Purchase, New York

Policy Schedule (Continued)

Policy Number:             30-SAMPLE

Limitation Percentage

The Limitation Percentage is a percentage based on the Primary Insured’s Attained Age at the beginning of the policy year and is used in calculating the death benefit as shown in the Option Type section of the Death Benefit Provisions.

For The Guideline Premium Test, the Limitation Percentages are as follows:

Primary Insured’s Attained Age	Limitation Percentage
40 and under	250%
41 through 45	250% minus 7% for each Age over Age 40
46 through 50	215% minus 6% for each Age over Age 45
51 through 55	185% minus 7% for each Age over Age 50
56 through 60	150% minus 4% for each Age over Age 55
61 through 65	130% minus 2% for each Age over Age 60
66 through 70	120% minus 1% for each Age over Age 65
71 through 75	115% minus 2% for each Age over Age 70
76 through 90	105%
91 through 95	105% minus 1% for each Age over Age 90
96 through 99	100%
100 plus	101%

VL08NY	Page 3A

Transamerica Financial Life Insurance Company

Home Office: Purchase, New York

Policy Schedule (Continued)

Table of Surrender Charges

(Per $1000 of Initial Specified Amount as of the Policy Date)

The Table of Surrender Charges is applicable only to the Initial Specified Amount. Upon any increase to the Specified Amount, an additional Surrender Charge will be incurred.

Specified Amount: $50,000.00
Policy Date: June 01, 2004

End of Year*	Surrender Charge
AT ISSUE	$20.56
1	$20.56
2	$19.53
3	$18.09
4	$16.24
5	$13.98
6	$11.31
7	$8.22
8	$5.14
9	$2.06
10	$0.00

Withdrawal Processing Fee: The lesser of 2% of the amount withdrawn or $25

*	The Surrender Charge on any date other than an end of year will be pro-rated between the two end of year charges.

VL08NY	Page 3B

Transamerica Financial Life Insurance Company

Home Office: Purchase, New York

Rider Information

Policy Number: 30-SAMPLE		Monthly Deduction
Base Policy		$18.49
Number:	30-SAMPLE
Primary Insured:	John Doe
Specified Amount:	$50,000.00
Rate Class:	Non-Tobacco

Inflation Fighter Rider Level Premium:		Not Applicable
Percentage Increase Rate:	[3.53%]
Increase Number of Years:	20

The Monthly Deductions shown above are applicable for the first policy month. For Monthly Deductions after the first policy month, refer to the Rider form.

VL08NY	Page 4

Transamerica Financial Life Insurance Company

Home Office: Purchase, New York

Policy Schedule

Policy Number:             30-SAMPLE

Table of Guaranteed Maximum Life Insurance Rates

Guaranteed Rate Basis for Initial Specified Amount on Primary Insured

Commissioners 1980 Standard Ordinary Tobacco or Non-Tobacco Mortality Table

John Doe

Male Lives

Non-Tobacco

Current Cost of Insurance Rates are less than or equal to the Guaranteed Rates. We guarantee that for the first [3] years from issue the Current Cost of Insurance Rates will not change.

Current Monthly Cost of Insurance Rates per $1,000

Attained Age	Monthly Rate
35	.12978
36	.13653
37	.14553

Guaranteed Monthly Cost of Insurance Rates Per $1,000

Attained Age	Monthly Rate	Attained Age	Monthly Rate
38	0.17250	69	2.74833
39	0.18416	70	3.03666
40	0.19833	71	3.36583
41	0.21333	72	3.74583
42	0.22916	73	4.17583
43	0.24666	74	4.64833
44	0.26583	75	5.15333
45	0.28750	76	5.68666
46	0.31083	77	6.24416
47	0.33583	78	6.82916
48	0.36333	79	7.45999
49	0.39333	80	8.15666
50	0.42750	81	8.93750
51	0.46666	82	9.81833
52	0.51166	83	10.79499
53	0.56333	84	11.84833
54	0.62083	85	12.95416
55	0.68500	86	14.09833
56	0.75500	87	15.26333
57	0.82916	88	16.44416
58	0.91166	89	17.65749
59	1.00416	90	18.92083
60	1.10750	91	20.26333
61	1.22250	92	21.73500
62	1.35500	93	23.47916
63	1.50499	94	25.81916
64	1.67166	95	29.32166
65	1.85416	96	35.08249
66	2.05166	97	45.08333
67	2.26333	98	62.09583
68	2.49333	99	83.33333

VL08NY	Page 4A

DEFINITIONS

Accounts	Allocation options including the Fixed Account and the Subaccounts of the Separate Account.

Administrative Office	Our Administrative Office is located at 570 Carillon Parkway, St. Petersburg, Florida 33716. Our Administrative Office mailing address is PO Box 5068, Clearwater, Florida 33758-5068. Please send any questions regarding this Policy to Our Administrative Office mailing address.

Amount at Risk	The death benefit, as described in the Death Benefit Provisions, less the Cash Value of the Policy.

Attained Age	The Issue Age plus the number of completed policy years.

Anniversary	The same day and month as the policy date for each succeeding year the Policy remains In Force.

Base Policy	This Policy excluding any attached Riders.

Beneficiary	The person or persons specified by the Owner to receive the Death Benefit Proceeds upon the death of the Primary Insured.

Cash Value	At the end of any Valuation Period, the Cash Value of the Policy is equal to the sum of the Subaccount Values plus the Fixed Account value.

Death Benefit Proceeds	The amount payable upon the death of the Primary Insured in accordance with the Death Benefit Provisions.

Fixed Account	An allocation option other than the Separate Account. The Fixed Account is part of Our general account. The portion of the Cash Value in the Fixed Account will earn interest as described in the Fixed Account Provisions.

Funds	Designated mutual fund(s) registered with the SEC as investment companies under the Investment Company Act of 1940. Each Subaccount invests Net Premiums allocated to the Subaccount in a corresponding portfolio of a Fund.

Home Office	Our Home Office is located at 4 Manhattanville Road, Purchase, New York 10577. Please send any questions regarding this Policy to Our Administrative Office mailing address.

In Force	Condition under which the coverage of this Policy or Rider, if any, is active.

Initial Premium	The amount which must be paid before coverage begins. The Initial Premium is shown on the Policy Schedule pages.

VL08NY	Page 5

DEFINITIONS Continued

Internal Revenue Code	The Internal Revenue Code of 1986, as amended.

Issue Age	The age of the Primary Insured, in years, on his or her birthday on or prior to the Policy Date.

Lapse	Termination of the Policy at the end of the grace period.

Minimum Monthly Guarantee Premium	The Minimum Monthly Guarantee Premium for the first month is shown on the Policy Schedule pages. The cumulative Minimum Monthly Guarantee Premium is used by Us to determine whether a grace period will begin.

Monthiversary	The day of each month coinciding with the Policy Date. If there is no day in a calendar month that coincides with the Policy Date, the Monthiversary will be the first day of the following month.

Monthly Deduction	Set of charges We deduct from the Policy’s Cash Value on each Monthiversary prior to the Anniversary on or following the Primary Insured’s 100th birthday.

Net Premium	The portion of the premium available for allocation as set forth in the Policy Value Provisions.

Net Surrender Value	The amount payable upon Surrender in accordance with the Policy Value Provisions.

No-Lapse Date	The date, as set forth on the Policy Schedule pages, prior to which this Policy will not Lapse if certain conditions, as provided in this Policy, are met, even though the Net Surrender Value is insufficient to meet the Monthly Deductions. After this date, the Policy will not lapse if the Net Surrender Value is sufficient to meet the Monthly Deductions.

Planned Premium	Premiums paid according to a periodic payment schedule, which allows the Owner to pay level premiums at fixed intervals over a specified period of time prior to the Anniversary on or following the Primary Insured’s 100th birthday. Planned Premiums are not required to be paid according to their schedule. The Owner may change the amount, frequency and period over which Planned Premiums are paid.

Policy Date	The date coverage is effective and Monthly Deductions commence under the Policy. Policy months, years and anniversaries are measured from the Policy Date, as shown on the Policy Schedule pages.

Qualified Additional Benefit	Any Rider providing coverage for a Qualified Additional Benefit under Section 7702 of the Internal Revenue Code.

VL08NY	Page 6

DEFINITIONS Continued

Reallocation Account	A portion of the Fixed Account where We hold the Net Premium(s) from the Record Date until the Reallocation Date.

Reallocation Date	The date on which any premiums are reallocated from the Reallocation Account to the Accounts as elected by the Owner on the application. The Reallocation Date is shown on the Policy Schedule pages.

Record Date	The date the Policy is recorded on Our books as an in-force Policy. The Record Date is shown on the Policy Schedule Page.

Reinstatement	Restoration of coverage under this Policy after it has Lapsed. Reinstatement is subject to the requirements of the Reinstatement section of the Premium Provisions.

Rider	Any attachment to this Policy which provides additional coverage or benefits.

SEC	The United States Securities and Exchange Commission.

Separate Account	A unit investment trust, consisting of Subaccounts. Each Subaccount of the Separate account buys shares of a corresponding portfolio of a Fund.

Subaccount	A sub-division of the Separate Account. Each Subaccount invests exclusively in the shares of a specified Fund portfolio.

Surrender	The Termination of this Policy at the option of the Owner.

Termination	Condition under which the Policy or any Rider is no longer In Force.

Valuation Date	Any date We are required by law to value the assets of the Separate Account.

Valuation Period	The period commencing at the end of one Valuation Date and continuing to the end of the next succeeding Valuation Date.

Written Notice	A notice by the Owner to Us requesting or exercising a right of the Owner as provided by the provisions of the Policy. In order for a notice to be considered a Written Notice:

	1.	it must be in writing and signed by the Owner;

	2.	it must be in a form acceptable to Us; and

	3.	it must contain the information and documentation, as determined in Our sole discretion, necessary for Us to take the action requested or for the Owner to exercise the right specified.

A Written Notice will not be considered complete until all necessary supporting documentation We require or request has been received by Us at Our Administrative Office.

VL08NY	Page 7

GENERAL PROVISIONS

The Policy	This Policy is issued in consideration of the attached application and payment of the Initial Premium. This Policy, the attached application, any additional applications at the time of Reinstatement and any riders and endorsements constitute the entire contract. All statements in these applications will be deemed representations and not warranties. No statement can be used to void this Policy or be used in defense of a claim unless it is contained in the written application. No policy provision can be waived or changed except by endorsement. Such endorsement must be signed by our President or Secretary.

Upon notice to the Owner, We may amend the Policy:

	1.	to make the Policy comply with any law or regulation issued by a government agency to which We are subject;

	2.	to assure qualification of the Policy under the Internal Revenue Code or other federal or state laws relating to variable life insurance policies; or

	3.	to reflect a change in the operation of the Separate Account.

In the event that We so amend the Policy, We will send the Owner a copy of the amendment. The Owner may refuse such amendment by giving us notice in writing. Any refusal, however, may have adverse tax or other consequences to the Owner.

Ownership	This Policy belongs to the Owner. The Owner, as named in the application or subsequently changed, may exercise all rights under the Policy during the Primary Insured’s lifetime, including the right to transfer ownership. If the Owner should die during the Primary Insured’s lifetime, ownership of this Policy will pass to the Owner’s estate if no Contingent Owner is named.

We will not be bound by any change in the ownership designation unless it is made by Written Notice. The change will be effective on the date the Written Notice is signed, subject to actions taken by Us prior to receipt of the Written Notice. If We request, this Policy must be returned to Our Administrative Office for endorsement.

Beneficiary	The Beneficiary, as named in the application or subsequently changed, will receive the benefits payable upon the death of the Primary Insured. If the Owner designated more than one Beneficiary, We will pay the benefits in equal amounts to each Beneficiary, unless the Owner has directed otherwise. If the Beneficiary dies before the Primary Insured, the Contingent Beneficiary, if named, becomes the Beneficiary.

If any Beneficiary dies at the same time as the Primary Insured, or within 30 days after the Primary Insured, that Beneficiary’s interest in the death benefit will end if We have not paid any benefits to that Beneficiary. If the interests of all designated Beneficiaries have ended when the Primary Insured dies, We will pay the death benefit to the Owner. If the Owner is not living at that time, We will pay the death benefit to the Owner’s estate.

We will not be bound by any change in the Beneficiary designation unless it is made by Written Notice. The change will be effective on the date the Written Notice is signed, subject to actions taken by Us prior to receipt of the Written Notice. If We request, this Policy must be returned to Our Administrative Office for endorsement.

If an irrevocable Beneficiary is named, such Beneficiary may not be changed without their written consent.

VL08NY	Page 8

Assignment	This Policy is freely assignable. We will not be bound by any assignment unless it is made by Written Notice and received at Our Office. The assignment will be effective on the date it was signed; however, no change will apply to any payment We made before the Written Notice was received by Us. We assume no responsibility for the validity of any assignment.

Incontestability	This Policy shall be incontestable after it has been In Force, while the Primary Insured is still alive, for two years from the Policy Date. Only material representations as defined by the State of New York are contestable.

If this Policy was issued to the Owner as a result of a contractual conversion from another policy We issued to the Owner, the period that the other policy was in force prior to the date of conversion will be used to offset the time period for incontestability under this Policy, up to the specified amount of the policy from which the Owner is converting. If the Specified Amount of this Policy is more than the specified amount of the policy from which the Owner is converting, the amount of the increase will be contestable for two years after the Policy Date of this Policy.

A new two-year contestability period shall apply to each increase in Specified Amount that requires evidence of insurability, on the effective date of the increase. The new contestability period shall apply only to statements made in the application for the increase.

If this Policy lapses and is reinstated, a new two year contestability period (in addition to any remaining contestability period) shall apply from the date of the application for Reinstatement and will apply only to statements made in the application for Reinstatement.

Suicide	If the Primary Insured dies by suicide within two years from the Policy Date, this Policy shall terminate and Our total liability including all Riders attached to the Policy will be limited to the total premiums paid, less any loans and prior withdrawals during such period.

If this Policy was issued to the Owner as a result of a contractual conversion from another policy We issued to the Owner, the period that the other policy was in force prior to the date of conversion will be used to offset the time period for the suicide exclusion under this Policy, up to the specified amount of the policy from which the Owner is converting. If the Specified Amount of this Policy is more than the specified amount of the policy from which the Owner is converting, the amount of the increase will be subject to the suicide exclusion of this Policy for two years after the Policy Date of this Policy.

If the Primary Insured dies by suicide within two years from the effective date of any increase in insurance that requires evidence of insurability, Our total liability with respect to such increase will be its Cost of Insurance charges and any Per Unit Charges.

If this Policy lapses and it is reinstated, the suicide period will not start anew. The suicide period will be measured from the Policy Date of this Policy.

Issue Age and Sex	If the Primary Insured’s date of birth or sex is not correctly stated, the death benefit will be adjusted upon discovery based on what the Cost of Insurance charge and Per Unit Charge for the most recent Monthly Deduction would have purchased based on the Primary Insured’s correct date of birth and sex. No adjustment will be made to the Cash Value.

VL08NY	Page 9

Annual Report	We will send a report to the Owner at least once a year. It will show the following for the Policy:

	1.	The current Cash Value;

	2.	The current Net Surrender Value;

	3.	The current death benefit;

	4.	Any current policy loans;

	5.	Activity since the last report; and

	6.	Projected values.

Additional activity showing investment experience within each Subaccount will also be provided. The report will also show any other information required by the laws or regulations of the state in which this Policy is delivered.

Termination	The Policy will terminate on the earliest of:

	1.	The date of the Primary Insured’s death;

	2.	The end of the grace period; or

	3.	The date of Surrender.

Policy Payment	All proceeds to be paid upon Termination will be paid in one sum unless otherwise elected under the Settlement Options of this Policy.

Payment of variable death benefits, cash surrender values, policy loans or withdrawals (except when used to pay premiums) from the Subaccounts will be processed as provided in this Policy, unless one of the following situations exists:

	1.	The New York Stock Exchange is closed; or

	2.	The SEC requires that trading be restricted or declares an emergency.

We may defer payments of any Fixed Account values for the period permitted by law, but not for more than six months. If We choose to delay payment for more than 10 working days, We will pay the Owner interest on the amount delayed at the rate required by law.

Conversion Rights	At any time upon written request within the first two policy years, the Owner may elect to transfer all Subaccount Values to the Fixed Account without a transfer charge.

In the event of a material change in the investment policy of any portfolio, the Owner has the option of transferring all Subaccount values of this Policy, at any time, to the
Fixed Account without a transfer charge. The Owner’s request to transfer to the Fixed
Account must be received by Us within 60 days: (a) after the effective date of change of investment policy; or (b) the date the Owner receives notification of such change, whichever is later.

Extended Term Insurance	The Owner may apply the Net Surrender Value of this Policy to purchase an
Extended Term Insurance Benefit in place of this Policy’s death benefit. While it is in effect, the Extended Term Insurance Benefit provides for a death benefit equal to the
Death Benefit Proceeds of this Policy on the Policy Anniversary on which the
Extended Term Insurance Benefit takes effect. We will determine the termination date of the Extended Term Insurance Benefit that can be purchased with the Net
Surrender Value based on the cost of insurance rates guaranteed in this Policy and the guaranteed Fixed Account interest rate. The Owner will be notified of the termination date of the Extended Term Insurance Benefit, and if the Primary Insured has not died prior to the termination date the Extended Term Insurance Benefit, this Policy will terminate without value.

VL08NY	Page 10

The Extended Term Insurance request must be made in writing and must be received by Us at least 30 days prior to the next Policy Anniversary. This election is irrevocable. Following the request to purchase an Extended Term Insurance Benefit, additional premium payments, policy loans, withdrawals and transfers will not be allowed. All in force riders to this Policy will terminate upon the effective date of the Extended Term Insurance Benefit. The Extended Term Insurance Benefit has no Net Surrender Value.

Protection of Proceeds	Unless the Owner so directs in writing, no Beneficiary may assign any payments under this Policy before such payment is due. To the extent permitted by law, no payments under this Policy will be subject to the claims of creditors.

DEATH BENEFIT PROVISIONS

Death Benefit	The death benefit is based upon the Specified Amount, Option Type, and the Life Insurance Compliance Test applicable at the time of death.

Specified Amount	The Specified Amount is shown on the Policy Schedule pages, unless changed in accordance with the Changes section of this provision or by Rider, or reduced by a cash withdrawal.

Option Type	The Option Type is shown on the Policy Schedule pages, unless changed in accordance with the Changes section of this provision.

If Option Type A is in effect, the death benefit is the greatest of:

	1.	the Specified Amount; or

	2.	the minimum death benefit a or b below, corresponding to the Life Insurance Compliance Test shown on the Policy Schedule pages:

		a.	Guideline Premium Test: The Limitation Percentage as shown on the Policy Schedule pages, multiplied by the Cash Value of this Policy on the date of the Primary Insured’s death; or

		b.	Cash Value Accumulation Test: The Limitation Percentage as shown on the Policy Schedule pages, multiplied by the difference of the Cash Value of this Policy on the date of the Primary Insured’s death and any applicable Net Single Premium for Riders (which are Qualified Additional Benefits) on the date of the Primary Insured’s death, as shown on the Policy Schedule pages; or

	3.	the amount required for the Policy to qualify as a life insurance contract under Section 7702 of the Internal Revenue Code.

If Option Type B is in effect, the death benefit is the greatest of:

	1.	the Specified Amount plus the Cash Value of this Policy on the date of the Primary Insured’s death; or

	2.	the minimum death benefit a or b below, corresponding to the Life Insurance Compliance Test shown on the Policy Schedule pages:

		a.	Guideline Premium Test: The Limitation Percentage as shown on the Policy Schedule pages, multiplied by the Cash Value of this Policy on the date of the Primary Insured’s death; or

		b.	Cash Value Accumulation Test: The Limitation Percentage as shown on the Policy Schedule pages, multiplied by the difference of the Cash Value of this Policy on the date of the Primary Insured’s death and any applicable Net Single Premium for Riders (which are Qualified Additional Benefits) on the date of the Primary Insured’s death, as shown on the Policy Schedule pages; or

	3.	the amount required for the Policy to qualify as a life insurance contract under Section 7702 of the Internal Revenue Code.

VL08NY	Page 11

If Option Type C is in effect, the death benefit is the greatest of:

1.	the Option Type A benefit; or

2.	the Specified Amount multiplied by the factor K, plus the Cash Value of this Policy on the date of the Primary Insured’s death, where the factor K is equal to the lesser of:

	a.	1; or

	b.	.04 multiplied by (95 minus the Primary Insured’s Attained Age at death).

The factor K will never be less than zero; or

3.	the amount required for the Policy to qualify as a life insurance contract under Section 7702 of the Internal Revenue Code.

Compliance with Federal Tax Code	This Policy is intended to qualify under Section 7702 of the Internal Revenue Code as a life insurance contract for federal tax purposes. The provisions of the Policy
(including any Rider or endorsement) will be interpreted or amended to ensure such qualification, regardless of any language to the contrary.

To the extent that the death benefit is increased to maintain qualification as a life insurance policy, We will make appropriate adjustments to any Monthly Deductions and any supplemental coverage and benefits (retroactively and prospectively) that are consistent with such an increase. Any such increase will not be subject to evidence of insurability. We may deduct retroactive adjustments from the Cash Value or from any death benefits payable. Prospective adjustments will be reflected in the Monthly
Deductions.

The Owner may choose either the Guideline Premium Test or the Cash Value
Accumulation Test to qualify the Policy as a life insurance contract under Section
7702. The choice made by the Owner is shown on the Policy Schedule pages as Life
Insurance Compliance Test. Once made, the choice may not be changed.

Changes	After the third policy year, the Owner may change the Option Type by Written
Notice. Changes will be effective on the first Monthiversary on or next following the day We receive Written Notice. No Changes in Option Type will be allowed if the resulting Specified Amount would be less than the Band 1 Minimum Specified
Amount shown on the Policy Schedule pages.

We will adjust the Specified Amount so that the Amount at Risk, on the effective date of change to a new Option Type, is the same as under the prior Option Type.

The Specified Amount may be increased at any time, and may be decreased at any time after the third policy year, by Written Notice. Until the later of the end of the
Surrender Charge period or the Anniversary on or following the Primary Insured’s
65th birthday, We may limit any decrease to no more than 20% of the then current
Specified Amount. All changes to the Specified Amount are subject to the following:

1.	Any decrease will become effective on the first Monthiversary on or next following the date We receive Written Notice. Any such decrease will reduce the Specified Amount in the following order:

	a.	against the Specified Amount provided by the most recent increase;

	b.	against the next most recent increases successively; and

	c.	against the Specified Amount provided under the original application.

VL08NY	Page 12

No decrease will be allowed if:

	a.	the Specified Amount after any requested decrease would be less than the Band 1 Minimum Specified Amount shown on the Policy Schedule pages; or

	b.	the requested decrease would force a cash withdrawal in order to maintain compliance with the definition of a life insurance contract as defined by the Internal Revenue Code and applicable regulations; or

	c.	the decrease would cause the Policy to enter a grace period.

2.	Any request for an increase in Specified Amount must be applied for on a supplemental application, and it must include evidence of insurability satisfactory to Us. Such increase, if approved by Us, will become effective on the first Monthiversary on or next following Our written approval. Requested increases in Specified Amount must be for a minimum of $10,000, and must be applied for prior to the Primary Insured’s 86th birthday.

Only one change in the Option Type or the Specified Amount will be allowed within each policy year. Changes to Option Type are permitted prior to the Anniversary on or following the Primary Insured’s 95th birthday.

If the Specified Amount is changed and the resulting Specified Amount causes a change in the Rate Band, the Cost of Insurance and Per Unit Charges for the new Rate
Band will apply starting with the effective date of the change.

Death Benefit Proceeds	The Death Benefit Proceeds is the amount payable by Us under this Policy after We receive due proof of the Primary Insured’s death and establish the right of the claimant to the proceeds of the Policy, provided the Policy has not terminated prior to the death of the Primary Insured. Except as provided in the Suicide section of the
General Provisions, the Death Benefit Proceeds will be equal to:

1.	The death benefit; minus

2.	Any Monthly Deductions due during the grace period; minus

3.	Any Monthly Deductions due prior to the No Lapse Date, as shown on the Policy Schedule Page, if the Cash Value has become negative; minus

4.	Any outstanding policy loans; minus

5.	Any accrued loan interest.

Interest on Death Benefit Proceeds	We will pay interest on the proceeds of any benefit paid under this Policy after We receive due proof of the Primary Insured’s death. We will pay interest from the date of the Primary Insured’s death to the date the payment is made. Interest will be computed daily. The interest rate will be the rate required by law on the date of the
Primary Insured’s death.

VL08NY	Page 13

PREMIUM PROVISIONS

Payment	The Initial Premium shown on the Policy Schedule pages must be paid on or before the Policy Date. All premiums after the Initial Premium are payable at Our Office.

Premiums	The amount and frequency of Planned Premiums are shown on the Policy Schedule pages. The amount and frequency may be changed upon request, subject to Our approval.

While this Policy is In Force, additional premiums may be paid at any time. We may limit or refund any premium if:

	1.	The amount is below Our current minimum payment requirement of $50.00; or

	2.	The premium would increase the death benefit by more than the amount of the premium; or

	3.	The premium would disqualify this Policy as a life insurance contract as defined by the Internal Revenue Code and applicable regulations.

We may require evidence of insurability before accepting a premium that would increase the death benefit by more than the amount of the premium.

No future payments will be accepted after the Anniversary on or following the Primary Insured’s 100th birthday, with the exception of loan interest and loan repayments.

Grace Period	We will send the Owner a report if the Net Surrender Value under this Policy on any
Monthiversary is not sufficient to cover the Monthly Deductions on that processing day. These Monthly Deductions are used to pay the charges authorized by this Policy to keep it In Force until the next following processing day. We will mail the report no earlier than, and within 30 days after, the processing day on which the insufficiency occurred. The report will indicate the minimum payment required under the terms of this Policy to keep it In Force and the length of the grace period for payment of such amount. We will mail the report to the last known address of the Owner and to any assignee of record. A grace period of 61 days will be allowed for the payment of premiums. This Policy will remain In Force during the grace period. If the amount due is not paid within the grace period, all coverage under this Policy and any Riders will terminate without value at the end of the grace period.

Until the No Lapse Date shown on the Policy Schedule pages, no grace period will begin provided the total premiums received (minus any withdrawals, outstanding loans and accrued loan interest) equals or exceeds the Policy’s cumulative Minimum
Monthly Guarantee Premium for each month from the Policy Date up to and including the current month. The Policy’s Minimum Monthly Guarantee Premium for the first month is shown on the Policy Schedule pages. The Policy’s Minimum
Monthly Guarantee Premium for a subsequent month is the same as the first month unless there is a policy change or the Specified Amount is changed.

As a result of Monthly Deductions, the Cash Value may be negative with no accumulation of interest during the grace period or until the No Lapse Date shown on the Policy Schedule Page. Any negative values must be repaid by the Owner on the
No Lapse Date.

During the grace period, this Policy will remain in force and We will not charge interest on the amount due. If the Primary Insured dies during the grace period and before the Owner pays the amount due, We will subtract the amount required to provide insurance to the date the Primary Insured died from the Death Benefit
Proceeds.

VL08NY	Page 14

Changes to the Minimum Monthly Guarantee Premium	If the Specified Amount is increased or decreased or if there is a policy change, the
Minimum Monthly Guarantee Premium will be adjusted at the time of the change.
The Owner will be notified by Us of the new Minimum Monthly Guarantee Premium.

Reinstatement	If this Policy Lapses, it may be reinstated subject to the following:

	1.	Receipt at Our Office of a Written Notice requesting Reinstatement. Such notice must be within five years of the date of Termination;

	2.	Receipt of evidence of insurability, satisfactory to Us;

	3.	Receipt at Our Office of a premium sufficient to reinstate the Policy.

If reinstated after the No-Lapse Date, the required premium will be an amount sufficient to provide a net premium, as follows:

		a.	Any uncollected Monthly Deductions due up to the time of Termination; plus

		b.	Two Monthly Deductions due in advance at the time of Reinstatement; plus

		c.	An amount sufficient to increase the Cash Value above the surrender charges in effect at the time of Reinstatement.

If reinstated before the No-Lapse Date, the required premium will be the lesser of the premium described above or the following:

		a.	The total Minimum Monthly Guarantee Premium from issue through the month of Lapse; plus

		b.	Two months of Minimum Monthly Guarantee Premium; minus

		c.	Any premiums already paid net of any withdrawals, outstanding loans and accrued loan interest.

The effective date of Reinstatement shall be the date We approve the application for
Reinstatement. Any policy loan as of the date of Termination will not be reinstated.
Any Cash Value equal to the policy loan on the date of Reinstatement will also not be reinstated. The No Lapse Period will be reinstated provided all of the above requirements and the requirements under the Grace Period provision are met. On the first Monthiversary following Reinstatement, any previously uncollected Monthly
Deductions due up to the time of the Policy’s Termination date will be taken.

If Termination occurs during the Surrender Charge period, the Surrender Charge, as shown on the Policy Schedule Page, will be reinstated for the balance of the
Surrender Charge period. The Surrender Charges and the periods to which they apply are measured from the Policy Date or date of increase of the Specified Amount, with credit for the time period that the Policy was lapsed.

SEPARATE ACCOUNT PROVISIONS

The Separate Account	The variable benefits under this Policy are provided through the Separate Account as shown on the Policy Schedule pages. This Separate Account is established under the laws of New York. The assets of the Separate Account are Our property. Assets equal to the reserve and other contractual liabilities under all policies issued in connection with the Separate Account will not be charged with liabilities arising out of any other business We may conduct. The assets of the Separate Account will be valued as often as any policy benefits vary, but at least monthly. Policy benefits reflect the investment experience of the Separate Account established and maintained by Us.

VL08NY	Page 15

Subaccounts	The Separate Account has various Subaccounts with different objectives. We may add or remove any Subaccount of the Separate Account. Income, if any, and any gains or losses, realized or unrealized, from assets in each Subaccount are credited to, or charged against, the amount allocated to that Subaccount without regard to income, gains, or losses in other Subaccounts. Any amount charged against the investment base for federal or state income taxes will be deducted from that Subaccount. The assets of each Subaccount are invested in shares of a corresponding Fund portfolio.
The value of a portfolio share is based on the value of the assets of the portfolio, determined at the end of each Valuation Period in accordance with applicable law.

Market Timing	One or more of the designated Funds has not been designed to accommodate professional market timing organizations or other persons that use programmed, large frequent transfers, commonly known as market timing. The use of such transfers may be disruptive to the Subaccounts that invest in such Fund(s) and the operations of the
Fund portfolios in which they invest and may increase transaction costs. We may reject any premium payment or transfer request from any person if, in our judgment, the payment or transfer or series of transfers would have a negative impact on the
Subaccounts or Fund portfolios operations, or if a Fund portfolio would reject our purchase order. We may impose other restrictions on transfers or even prohibit them for any Owner who, in our view, has abused, or appears likely to abuse, the transfer privilege.

Transfers	The Owner may transfer all or a portion of this Policy’s value in each Subaccount to other Subaccounts or the Fixed Account subject to the limitations imposed under the
Transfers section of the Fixed Account Provisions of this Policy. We may charge a
$25 fee for each transfer in excess of twelve per policy year. This charge will be deducted from the funds transferred. A request for a transfer must be made in a form satisfactory to Us. The transfer will ordinarily take effect on the first Valuation Date on or following the date the request is received at Our Office. We may establish rules regarding, among other things, the minimum and maximum amounts you may transfer and the frequency of transfers.

Changes	We may make changes to the Separate Account and Subaccounts, subject to approval by the Superintendent of Insurance of New York, which may include:

	1.	Transferring assets of the Separate Account or any Subaccount, which We determine to be associated with the class of contracts to which this Policy belongs, to another separate account or subaccount. In the event We make such a transfer, the term “Separate Account” or “Subaccount” as used in this Policy shall mean the separate account or subaccount to which We transfer the assets;

	2.	Removing, combining, or adding Subaccounts and making the combined or added Subaccounts available for allocation of Net Premiums;

	3.	Closing certain Subaccounts to allocations of new Net Premiums by current or new Owners;

	4.	Combining the Separate Account or any Subaccount(s) with one or more different Separate Account(s) or Subaccount(s);

	5.	Establishing additional Separate Accounts or Subaccounts to invest in new portfolios of the Fund(s).

	6.	Operating the Separate Account as a management investment company;

VL08NY	Page 16

7.	Managing the Separate Account at the direction of a committee;

8.	Endorsing the Policy, as permitted by law, to reflect changes to the Separate Account and Subaccounts as may be required by applicable law;

9.	Changing the investment objective of a Subaccount;

10.	Substituting, adding, or deleting Fund portfolios in which Subaccounts currently invest Net Premiums, to include portfolios of newly designated Funds;

11.	Funding additional classes of variable life insurance contracts through the Separate Account; and

12.	Restricting or eliminating any voting privileges of owners or other persons who have voting privileges in connection with the operation of the Separate Account.

As required by law or regulation, We will not make changes unless We first file a statement with and receive approval from the appropriate official of the state of Our domicile, or unless such change is deemed approved in accordance with law or regulation. If required, such approval of any change will also be filed with the insurance department of the state where this Policy is delivered.

Unit Value	Some of the policy values fluctuate with the investment results of the Subaccounts. In order to determine how investment results affect the policy values, a unit value is determined for each Subaccount. The unit value of each Subaccount was originally established at $10 per unit. The unit value may increase or decrease from one
Valuation Period to the next. Unit values also will vary between Subaccounts. The unit value of any Subaccount at the end of a Valuation Period is the result of:

1.	The total value of the assets held in the Subaccount, including the value of any dividends or capital gains distribution declared and reinvested by the portfolio during the Valuation Period. This value is determined by multiplying the number of shares of the designated Fund portfolio owned by the Subaccount times the net asset value per share; minus

2.	The accrued risk charge for adverse mortality and expense experience. The daily amount of this charge is equal to the daily net assets of the Subaccount, multiplied by the daily equivalent of the Mortality and Expense Risk Charge. The maximum annual factor for the Mortality and Expense Risk Charge is shown on the Policy Schedule pages; minus

3.	The accrued amount of reserve for any taxes or other economic burden resulting from the application of tax laws that are determined by Us, subject to approval by the Superintendent of Insurance of New York, to be properly attributable to the Subaccount; and the result divided by

4.	The number of outstanding units in the Subaccount, prior to the purchase or redemption of any units on that date.

The use of the unit value in determining policy values is described in the Policy Value Provisions.

VL08NY	Page 17

FIXED ACCOUNT PROVISIONS

Fixed Account	The Owner may allocate any portion of the Net Premiums to the Fixed Account. The
Fixed Account is part of Our general account. Our general account consists of all assets that We own except those in the Separate Account and other separate accounts
We may have. Except as limited by law, We have sole control over investment of the assets in Our general account. The Owner may allocate Net Premiums to the Fixed
Account and transfer amounts between the Separate Account and the Fixed Account
(subject to the following Transfers section).

Fixed Account Interest Rate	The Net Premium allocated to the Fixed Account will accrue interest from the
Valuation Date on which We allocate it to the Fixed Account, as described in the
Policy Value Provisions. Interest on the Fixed Account will be compounded daily at the guaranteed minimum annual interest rate of 2% per year. We may declare from time to time various higher current interest rates on the unloaned portion of the Fixed
Account. We will never declare an interest rate that is lower than the guaranteed minimum effective annual interest rate.

Transfers	On transfers from the Fixed Account to a Subaccount, We may impose the following limitations:

	1.	Written Notice must be received by Us within 30 days after an Anniversary;

	2.	The transfer will take place on the date We receive such Written Notice.

	3.	The maximum amount that may be transferred is the greater of (a) 25% of the amount in the Fixed Account, or (b) the amount transferred in the prior policy year from the Fixed Account.

Unless We otherwise consent, transfers or allocation of Premiums to the Fixed
Account may be restricted if the Fixed Account Value excluding the loan reserve following the transfer or allocation will exceed the Fixed Account Value Limit shown on the Policy Schedule pages. This restriction will not apply for any transfer made under the Conversion Rights section of the General Provisions of this Policy.

We may charge a $25 fee for each transfer in excess of twelve per policy year. This charge will be deducted from the funds transferred.

We may defer payment of any amounts from the Fixed Account for no longer than six months after We receive such Written Notice.

POLICY VALUE PROVISIONS

Net Premium	The applicable Net Premium equals the premium paid multiplied by the Net Premium Factor shown on the Policy Schedule pages.

Allocation of Net Premiums	Net Premiums will be allocated to the Subaccounts of the Separate Account and the Fixed Account on the first Valuation Date on or following the date the premium is received at Our Office. Any Net Premium received prior to the Policy Date will be allocated on the first Valuation Date on or following the Policy Date. All Net Premiums allocated prior to the Reallocation Date will be allocated to the Reallocation Account. On the first Valuation Date on or following the Reallocation Date, the values in the Reallocation Account will be transferred in accordance with the Owner’s allocation as shown in the application.

VL08NY	Page 18

We may limit any allocation to any Account to no less than 1%. No fractional percentages may be permitted. The allocation may be changed by the Owner. The request for change of allocations must be in a form satisfactory to Us. The allocation change will be effective on the date the request for change is recorded by Us.

Monthly Deductions	On the Policy Date and each Monthiversary prior to the Anniversary on or following the Primary Insured’s 100th birthday, a Monthly Deduction will be taken equal to the sum of the following:

	1.	The Monthly Policy Charge for this Policy;

	2.	The Monthly Cost of Insurance for this Policy;

	3.	The Monthly Per Unit Charge for this Policy; and

	4.	The portion of the Monthly Deductions for benefits provided by Riders attached to this Policy.

If self directed monthly deductions are elected, the deduction withdrawn from each
Account will equal the monthly deduction times the selected percentage for that account. If self directed monthly deductions are not elected or if any of the selected
Accounts would be reduced to zero by the deductions then deductions will be withdrawn from each Account in proportion to the value each bears to the Cash
Value.

The election of self directed monthly deductions may be changed by the Owner. The request for this change must be in a form satisfactory to Us. The change in self directed monthly deductions will be effective on the date the request for change is recorded by Us.

The Monthly Deductions will be reduced to zero after the Anniversary on or following the Primary Insured’s 100th birthday.

Monthly Policy Charge	The Current and Guaranteed Monthly Policy Charge are shown on the Policy
Schedule pages. We may increase the Current Monthly Policy Charge up to the
Guaranteed Monthly Policy Charge after the first policy year. Any change in this charge will be applied uniformly to all policies in effect for the same length of time.

Monthly Cost of Insurance	The Monthly Cost of Insurance on each Monthiversary is determined as follows:

	1.	Determine the death benefit on the Monthiversary.

	2.	Reduce the death benefit by the Cash Value, if positive, on the Monthiversary in the following order until all Cash Value has been applied.

		a.	against the Specified Amount provided under the original application;

		b.	against the Specified Amount provided by the oldest increase;

		c.	against the Specified Amount provided by the next oldest increase and each successive increase; and

		d.	against the Specified Amount provided by the most recent increase.

This results in the Amount at Risk for the Policy.

VL08NY	Page 19

	3.	Divide the Amount at Risk by 1,000 to arrive at the number of thousands of Amount at Risk.

	4.	Multiply the number of thousands of Amount at Risk by the appropriate Monthly Cost of Insurance Rate(s) to arrive at the Monthly Cost of Insurance.

Monthly Cost of Insurance Rates	To determine the Monthly Cost of Insurance Rates, We will refer to the Current Cost of Insurance rate tables in effect for this Policy using the Primary Insured’s sex and
Issue Age, Rate Band, Rate Class, and the duration from the Policy Date or from the date of any increase in Specified Amount. Different Monthly Cost of Insurance Rates
may apply to increases in the Specified Amount following the Policy Date. Monthly
Cost of Insurance Rates may be changed by Us from time to time. A change in the
Cost of Insurance rates will apply to all persons of the same Attained Age, sex, Rate
Band, Rate Class, and whose policies or increases have been in effect for the same length of time. The current cost of insurance is also based upon future expectations of mortality experience and expenses. The rates will not exceed those shown in the
Table of Guaranteed Maximum Life Insurance Rates on the Policy Schedule pages.

A portion of the cost of insurance is used to cover acquisition expenses arising from issuance of the Policy. Such expenses are generally higher in the early policy years.

Monthly Per Unit Charge	The Monthly Per Unit Charge for the Policy and any Riders is part of the Monthly Deductions and is calculated each Monthiversary as follows:

	1.	The Current Per Unit Charge for the Specified Amount on the Policy Date; plus

	2.	The Current Per Unit Charge for any in-force Rider that has a Per Unit Charge; plus

	3.	The Current Per Unit Charge for each increase in Specified Amount caused by either a Rider or a requested increase; less

	4.	The Current Per Unit Charge for any Specified Amounts that have been decreased.

For each of items 1 to 3 above, the Monthly Per Unit Charge will be charged for no more than 20 years from the Policy Date or from the date any Rider or any increase becomes effective. The Current Per Unit Charge rates on the Policy Date and the
Guaranteed Per Unit Charge rates for the Policy and for each applicable Rider are shown on the Policy Schedule pages.

If the Specified Amount is increased, the Monthly Per Unit Charge for the Specified
Amount increase will be charged for no more than 20 years from the date of the increase, and will be calculated as follows:

	1.	The increase in the Specified Amount, divided by 1,000, times

	2.	The Current Per Unit Charge rate.

The Monthly Per Unit Charge rate for each increase will be based on the Primary
Insured’s Attained Age at the time of the increase. We may increase the Monthly Per
Unit Charge rate up to the Guaranteed Per Unit Charge rate after the first policy year.
Any change in this charge will be applied uniformly to all persons of the same
Attained Age, Rate Band, and whose policies or increases have been in effect for the same length of time.

VL08NY	Page 20

To calculate item 4 above, any decrease in the Specified Amount will reduce the
Monthly Per Unit Charge then in effect by the amount of the Monthly Per Unit
Charge associated with the Specified Amounts that were decreased. Decreases in the
Specified Amount may place the total Specified Amount into a lower Rate Band, resulting in the application of a higher Monthly Per Unit Charge rate to the total in-
force Specified Amount. The Current Per Unit Charge rate at issue and the
Guaranteed Per Unit Charge rate are shown on the Policy Schedule pages.

The Rate Band in effect at the time of each Monthly Deduction will be used to determine the appropriate Monthly Per Unit Charge rate(s) that apply to the calculation of the Monthly Per Unit Charge for each segment of the Specified
Amount then In Force.

Subaccount Value	At the end of any Valuation Period, the Subaccount Value is equal to the number of units that the Policy has in the Subaccount, multiplied by the unit value of that
Subaccount. The number of units purchased or redeemed in a given transaction is the dollar amount divided by the unit value.

The number of units that the Policy has in each Subaccount is equal to:

	1.	The initial units purchased on the Policy Date; plus

	2.	Units purchased at the time additional Net Premiums are allocated to the Subaccount; plus

	3.	Units purchased through transfers from another Subaccount or the Fixed Account; minus

	4.	Those units that are redeemed to pay for Monthly Deductions as they are due; minus

	5.	Any units that are redeemed to pay for cash withdrawals; minus

	6.	Any units that are redeemed as part of a transfer to another Account.

The number of units purchased in or redeemed from a Subaccount is determined by dividing the dollar amount of each purchase or redemption by the unit value of the
Subaccount as of the first Valuation Date on or following the date of purchase or redemption.

Fixed Account Value	At the end of any Valuation Period, the Fixed Account value is equal to:

	1.	The sum of all Net Premiums allocated to the Fixed Account; plus

	2.	Any amounts transferred from a Subaccount to the Fixed Account; plus

	3.	Total interest credited to the Fixed Account; minus

	4.	Any amounts charged to pay for Monthly Deductions as they are due; minus

	5.	Any amounts withdrawn from the Fixed Account to pay for cash withdrawals; minus

	6.	Any amounts transferred from the Fixed Account to a Subaccount.

Interest on the Fixed Account will be compounded daily at the guaranteed minimum annual interest rate shown in the Policy Schedule. From time to time, We may declare various higher current interest rates on the unloaned portion of the Fixed Account.
Current interest rates are based upon projected investment return. Current interest is nonforfeitable after the date it is credited, except indirectly due to Surrender Charges.

Cash Value	At the end of any Valuation Period, the Cash Value of the Policy is equal to the sum of the Subaccount Values plus the Fixed Account value.

VL08NY	Page 21

Charges and credits to the cash value will be processed in the following order, if applicable, at the end of each Valuation Period:

	1.	Crediting of premium payments and loan repayments;

	2.	Charges related to policyholder requests such as transfers and withdrawals;

	3.	Credited interest on the fixed account and adjustment of unit values for the Separate Account; and

	4.	Monthly deductions.

Surrender	While this Policy is In Force, the Owner may Surrender the Policy for the Net
Surrender Value. Payment will usually be made within seven days of receipt of
Written Notice, subject to the Policy Payment section of the General Provisions.

Net Surrender Value	The Net Surrender Value is the amount payable upon Surrender of the Policy. At the end of any Valuation Period, the Net Surrender Value is equal to:

	1.	the Cash Value as of such date, minus

	2.	any Surrender Charge as of such date, minus

	3.	any outstanding policy loan, minus

	4.	any accrued loan interest.

Surrender Charge	During the first ten (10) policy years, a Surrender Charge will be incurred upon
Surrender of this Policy. This charge will be based upon the Table of Surrender
Charges shown on the Policy Schedule pages.

During the first ten (10) years following each increase in the Specified Amount, an additional Surrender Charge will be effective based upon the amount of the increase and the Attained Age and Rate Class of the Primary Insured at the time of the increase.

No Surrender Charge is taken when a Specified Amount decrease occurs, and the full Surrender Charge remains in effect until Surrender of the Policy.

Withdrawals	Cash withdrawals may be made any time after the first policy year and while this
Policy is In Force. Only one withdrawal is allowed during a policy year. During the first ten policy years, the amount of a withdrawal may be limited to no less than $500 and to no more than 10% of the Net Surrender Value. After the first ten policy years, the amount of a withdrawal may be limited to no less than $500 and to no more than the Net Surrender Value less $500. The remaining Net Surrender Value following a withdrawal may not be less than $500. The request for a withdrawal must be by
Written Notice to Us. A processing fee of the lesser of 2% of the amount withdrawn or $25.00 will be deducted from each withdrawal amount and the balance paid to the
Owner.

When a withdrawal is made, the Cash Value shall be reduced by the amount of the withdrawal. If the death benefit is Option Type A, or if the death benefit is Option
Type C and the Attained Age is 71 or greater, the Specified Amount shall also be reduced by the amount of the withdrawal. Any decrease will reduce the Specified
Amount in the following order: (a) against the Specified Amount provided by the most recent increase; (b) against the next most recent increases successively; and (c)
against the Specified Amount provided under the original application. These reductions will result in a reduction in the death benefit, which may be determined from the Death Benefit Provisions. No withdrawal will be allowed if the resulting
Specified Amount would be less than the Band 1 minimum Specified Amount shown on the Policy Schedule pages.

VL08NY	Page 22

The Accounts from which the withdrawal will be made may be specified in the
Written Notice. If no Account is specified, the withdrawal amount will be withdrawn from each Account in accordance with the Owner’s current premium allocation instructions. Payment will usually be made within seven days of Written Notice, subject to the Policy Payment section of the General Provisions of this Policy.

Continuation of Insurance	Subject to the Grace Period section of the Premium Provisions, insurance coverage under this Policy and any benefits provided by Rider will be continued In Force until the Net Surrender Value is insufficient to cover Monthly Deductions. This provision shall not continue any Rider beyond the date of its Termination, as provided in the
Rider.

The Planned Premium shown in the Policy Schedule may not provide coverage until the Anniversary at age 100, even if the Owner pays this amount as scheduled. The period for which coverage is continued will be affected by:

	1.	the amount, timing and frequency of premium payments;

	2.	changes in the Specified Amount and/or the Death Benefit Option;

	3.	changes in interest credits and/or the Monthly Deduction Rates;

	4.	Withdrawals;

	5.	Policy Loans;

	6.	Monthly Deductions for any Riders; and

	7.	Investment results.

Insufficient Value	If the Net Surrender Value on any Monthiversary is not sufficient to cover the Monthly Deductions then due, this Policy shall terminate subject to the Grace Period section of the Premium Provisions.

Basis of Computations	Policy values and reserves are at least equal to those required by law. A detailed statement of the method of computation of values and reserves has been filed with the insurance department of the State in which this Policy was delivered.

Policy Loans	After the first policy year and during the continuance of this Policy, the Owner can borrow against this Policy an amount which is not greater than 90% of the Net
Surrender Value. The amount of any policy loan may be limited to no less than $500, except as noted below.

When a loan is made, an amount equal to the loan will be withdrawn from the
Accounts and transferred to the loan reserve. The loan reserve is a portion of the
Fixed Account used as collateral for any policy loan. We will credit the amount in the loan reserve with an effective annual interest rate of 2.00%. The Owner may specify the Account(s) from which the withdrawal will be made. If no Account is specified, the withdrawal will be made from each Account in accordance with the Owner’s current premium allocation instructions. If the premium allocations cannot support the withdrawal, funds will be withdrawn on a pro-rata basis according to existing
Account values, as of the date of the loan.

The loan date is the date We process a loan request. Payment will usually be made within seven days of the date We receive a proper loan request, subject to the Policy
Payment section of the General Provisions of this Policy. This Policy will be the sole security for the loan.

While this Policy is In Force, any loan may be repaid. Any amounts received on this
Policy will be considered premiums unless clearly marked as loan repayments. Loan repayments will reduce the outstanding loan. The loan reserve will also be reduced and this amount will be transferred to the appropriate Subaccount or to the Fixed
Account.

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On each policy Anniversary, We charge an annual interest rate on each policy loan. Interest not paid when due will be added to the loan and will bear interest up to the maximum policy loan rate. The annual interest rate is guaranteed not to exceed 3.00%, in arrears. The charged rate is determined at least once every 12 months, but not more frequently than once in any 3 month period. The policy cannot lapse as a result of a change in the charged rate. We may apply different loan interest rates to different parts of the loan. In no event will the charged rate on policy loans be more than 1.00% greater than the credited rate of 2.00%.

After the 10th policy year, We will declare a preferred loan charge rate on an amount equal to the Cash Value minus total premiums paid (less any cash withdrawals) and minus any outstanding loan amount, including accrued loan interest. After the Anniversary on or following the Primary Insured’s 100th birthday, all loans are considered preferred loans. The preferred loan interest rate charged is guaranteed not to exceed 2.25%, in arrears. The charged rate is determined at least once every 12 months, but not more frequently than once in any 3 month period. The policy cannot lapse as a result of a change in the charged rate. In no event will the charged rate on preferred policy loans be more than .25% greater than the credited rate of 2.00%.

At each Anniversary, We will compare the amount of the outstanding loan to the amount in the loan reserve. At each such time, if this amount plus any accrued loan interest exceeds the amount in the loan reserve, We will withdraw the difference from the Accounts and transfer it to the loan reserve, in the same fashion as when a loan is made. If the amount in the loan reserve exceeds the amount of the outstanding loan, plus any accrued loan interest, We will withdraw the difference from the loan reserve and transfer it to the Accounts in accordance with the Owner’s current allocation instructions. However, We may require that the transfer be directed to the Fixed Account if such loans were originally transferred from the Fixed Account.
SETTLEMENT OPTIONS

Effective Date and First Payment Due	The effective date of a settlement provision will be either the date of Surrender or the date of death. The first payment will be on the effective date of the settlement provision.

Improvement of Monthly Annuity	The payee will receive the greater of:
	1.	The income rate guaranteed in this Policy, or

	2.	Our income rates in effect at the time income payments commence.

Availability	If the payee is not a natural person, an optional method of settlement is only available with Our permission. No optional method of settlement is available if:

	1.	The payee is an assignee, or

	2.	The periodic payment is less than $100.

Age	Age, when required, means age nearest birthday on the effective date of the option. We will furnish rates for other ages and for two males or two females upon request.

Proof of Age and Sex	Prior to making the first payment under this Policy, We may require satisfactory evidence of the date of birth and sex of any payee.

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Proof of Survival	Prior to making any payment under this Policy, We may require satisfactory evidence that any payee is alive on the due date of such payment.

Interest and Mortality	All settlement options are based on the Annuity 2000 Mortality Table, if applicable, and a guaranteed annual interest rate of 2%.

TABLE OF OPTIONAL METHODS OF SETTLEMENT

DESCRIPTION AND TABLES OF MONTHLY INSTALLMENT

PER $1,000 OF PROCEEDS

Option A - Fixed Period	The proceeds will be paid in equal installments. The amount of each monthly installment is determined by multiplying the appropriate factor times the proceeds as of the effective date of settlement divided by $1,000. The installments will be paid over a fixed period determined from the following table:

Fixed Period (In Months)	Factor
60	17.49
120	9.18
180	6.42
240	5.04

Option B - Life Income	The proceeds will be paid in equal installments determined by the following table. Such payments are payable:

	1.	during the payee’s lifetime only (Life Annuity); or

	2.	during a 10-year fixed period certain and for the payee’s remaining lifetime (Certain Period); or

	3.	until the sum of installments paid equals the annuity proceeds applied and for the payee’s remaining lifetime (Installment Refund).

Payee’s Age	Life Annuity		Certain Period		Installment Refund
	Male	Female	Male	Female	Male	Female
55	3.60	3.45	3.57	3.43	3.37	3.29
60	4.07	3.87	4.01	3.83	3.72	3.62
65	4.72	4.43	4.59	4.35	4.16	4.05
70	5.63	5.22	5.32	5.05	4.72	4.59
75	6.87	6.38	6.18	5.94	5.47	5.32
80	8.62	8.08	7.12	6.96	6.41	6.29
85	11.09	10.63	7.97	7.93	7.63	7.58
90	14.50	14.29	8.61	8.60	9.17	9.17

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Option C - Joint and Survivor Life Income	The proceeds will be paid in equal installments during the joint lifetime of two payees:

1.	Continuing upon the death of the first payee for the remaining lifetime of the survivor, or	2.	Reduced by one-third upon the death of the first payee and continuing for the remaining lifetime of the survivor.

Joint Life Income with Full Amount to Survivor	Joint Life Income with 2/3 to Survivor

	Female					Female
Male	55	60	65	70	75	Male	55	60	65	70	75
55	3.06	3.19	3.31	3.41	3.48	55	3.35	3.53	3.73	3.94	4.16
60	3.17	3.37	3.55	3.72	3.85	60	3.53	3.75	3.99	4.25	4.53
65	3.27	3.52	3.79	4.05	4.27	65	3.72	3.98	4.28	4.61	4.98
70	3.34	3.65	4.00	4.37	4.73	70	3.91	4.22	4.59	5.01	5.49
75	3.38	3.73	4.16	4.65	5.18	75	4.10	4.46	4.90	5.43	6.05

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TRANSAMERICA FINANCIAL LIFE INSURANCE COMPANY

Flexible Premium Variable Life Insurance Policy

Death Benefit Proceeds Payable at Death of Primary Insured

Flexible Premiums Payable During Lifetime of Primary Insured

Non-Participating — No Dividends

Some Benefits Reflect Investment Results

VL08NY